Filed Pursuant to Rule 424(b)(3)
Registration No. 333-116725

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JULY 15, 2004
(To Prospectus Dated July 14, 2004)

$50,000,000

Public Service Company
of New Hampshire

5.25% First Mortgage Bonds, Series L, Due 2014

        This Supplement to Prospectus Supplement supplements the Prospectus Supplement dated July 15, 2004 (the "Prospectus Supplement") and corrects information identified on the cover of the Prospectus Supplement relating to the price of our Series L Bonds.

        The line on the cover of the Prospectus Supplement that reads: "Price 5.25% and accrued interest, if any" should be replaced with the following: "Price 99.802% and accrued interest, if any." The price to public of 99.802% as it appears in the table under "Price to Public(1)" on the cover of the Prospectus Supplement is correct.

        This Supplement should be read in conjunction with the Prospectus Supplement.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Supplement, the Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Citigroup

RBS Greenwich Capital
Wachovia Securities
M.R. Beal & Company

The date of this Supplement to Prospectus Supplement is July 19, 2004.